Hunter Blankenbaker
VP of Investor and Corp. Comm.
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com
Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com

NYSE To Suspend Trading in TOUSA Securities;
Company to Appeal the Decision

HOLLYWOOD, Fla., November 16, 2007— TOUSA, Inc. announced today that NYSE Regulation Inc. (“NYSE Regulation”) informed the Company that its common stock and debt securities will be suspended on Monday, November 19, 2007 prior to market open. The Company is currently making arrangements for its common stock and debt securities to be traded on alternate markets.

In accordance with NYSE rules, the Company intends to appeal the NYSE Regulation decision to pursue the delisting of the Company’s common stock by requesting a review of the decision by a committee of the board of directors of NYSE Regulation. The Company may not be successful in its efforts.

The decision was reached in view of the fact that the Company was previously notified by NYSE Regulation that it had fallen below the NYSE continued listing standard for an average closing price of less than $1.00 over a consecutive 30 trading day period. In addition, NYSE Regulation also considered the “abnormally low” trading level of the common stock, which closed at $0.12 on November 15, 2007, with a resultant market capitalization of $7.2 million.

Furthermore, the NYSE noted that the Company has also fallen below the NYSE’s continued listing standard for average market capitalization of less than $75 million over a consecutive 30 trading day period and stockholders’ equity of $75 million based on its recently reported results for the quarter ended September 30, 2007.

The NYSE listed debt securities that will be suspended are:

TOA10Y TOA10Z TOA11 TOA12 TOA15	TOUSA, INC. 9.000% NTS 7/1/2010 TOUSA, INC. 9.000% NTS 7/1/2010 TOUSA, INC. 7.500% NTS 3/15/2011 TOUSA, INC. 10.375% NTS 7/1/2012 TOUSA, INC. 7.500% NTS 1/15/2015

During the three months ended September 30, 2007, the Company abandoned its rights under certain option contracts which resulted in a reduction of 9,400 optioned homesites and reduced future cash outflows by more than $700 million. In connection with the abandonment of its rights under these option contracts, the Company forfeited cash deposits of $166.9 million and had letters of credit of $91.2 million drawn, subsequent to September 30, 3007, which increased the Company’s outstanding borrowings.

The Company is considering all available in and out of court restructuring and reorganization alternatives, including a possible Chapter 11 filing. Such alternatives include, among other things, restructuring its capital structure through the exchange of some or all of its outstanding indebtedness for equity in the Company.

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 7 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements concern expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, and typically include the words “anticipate”, “intend,” “believe”, “expect”, “estimate”, “project”, and “future.” Specifically, this press release contains forward-looking statements including with respect to our ability and intention to reorganize our capital structure and reduce our levels of indebtedness. We do not undertake any obligation to update any forward-looking statements. With respect to these forward-looking statements, including those described above, these factors include

• our ability to negotiate with holders of our indebtedness;

• our significant level of debt and the impact of the restrictions imposed on us by the terms of this debt;

• our ability to borrow or otherwise finance our business in the future;

• a decline in the value of the land and home inventories we maintain;

• our ability to successfully dispose of developed properties or undeveloped land or homesites at expected prices and within anticipated time frames;

• our relationship with Technical Olympic S.A., our majority stockholder;

• economic or other business conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business, such as increases in interest rates, inability to obtain mortgage financing, inflation, or unemployment rates or declines in median income growth, consumer confidence or the demand for, or the price of, housing;

• events which would impede our ability to open new communities and/or deliver homes within anticipated time frames and/or within anticipated budgets;

• our ability to successfully enter into, utilize, and recognize the anticipated benefits of, joint ventures and option contracts;

• our ability to compete in our existing and future markets;

• the impact of hurricanes, tornadoes or other natural disasters or weather conditions on our business, including the potential for shortages and increased costs of materials and qualified labor and the potential for delays in construction and obtaining government approvals;

• an increase or change in government regulations, or in the interpretation and/or enforcement of existing government regulations; and

• the impact of any or all of the above risks on the operations or financial results of our unconsolidated joint ventures.

This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 20, 2007.